EXHIBIT 10.10(c)

September 12, 2003

Addendum to lease dated March 14, 1994 by and between Fred B. Caffey, of Martinsville, Virginia herein referred to as “Lessor” and Hooker Furniture Corporation, of Martinsville, Virginia, herein referred to as “Lessee.” All portions of the said lease will be continued until October 31, 2004. Only exceptions are stated below:

Article Two

Term, Rent, and Option

Lessor leases his property known as Caffey Warehouse located at 71 Gallagher Road off Highway 58 east of Martinsville to Lessee. The rent being $22,500 per month the rate being 18 cents per square foot per month. The rent is due and payable on the first of each month to lessor at 407 Starling Avenue Martinsville, Virginia 24112. Lessee has the option to renew with a 90 day notice to Lessor.

Lessor	/s/ Fred B. Caffey

Fred B. Caffey

Lessee	/s/ E. Larry Ryder

E. Larry Ryder Senior Vice President Finance and Administration